UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2020

NEOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37508	27-0395455
(Commission File No.)	(IRS Employer Identification No.)

2940 N. Highway 360

Grand Prairie, TX 75050

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (972) 408-1300

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	NEOS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⌧

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2020, Neos Therapeutics, Inc. (the “Company”) entered into employment agreement amendments with each of Gerald McLaughlin, the Company’s President and Chief Executive Officer, Richard I. Eisenstadt, the Company’s Chief Financial Officer, and John M. Limongelli, the Company’s Senior Vice President, General Counsel and Corporate Secretary, in order to modify the lump sum cash payments and other severance benefits that such individuals may be entitled to receive upon a termination of employment without Cause or for Good Reason within 12 months of a Change in Control of the Company, as summarized below. The terms “Cause,” “Good Reason” and “Change in Control” are each defined in the respective employment agreements for such individuals, as amended. Except as modified by such amendments, the other terms of such employment agreements remain in full force and effect.

In the event Mr. McLaughlin’s employment is terminated by the Company without Cause or he terminates his employment for Good Reason within 12 months after a Change in Control, subject to his signing, not revoking, and complying with a Separation Agreement and Release and the Separation Agreement and Release becoming fully effective, Mr. McLaughlin will be entitled to receive (i) a lump sum cash payment equal to 24 months of Mr. McLaughlin’s base salary then in effect plus two times his target annual performance bonus for the then-current year, and (ii) if Mr. McLaughlin was participating in our group health plan immediately prior to his termination, the Company will pay the monthly employer COBRA premium for the same level of group health coverage as in effect on the date of termination until the earliest of (A) 24 months following termination, (B) the date of his eligibility for group health coverage through other employment and (C) the end of Mr. McLaughlin’s COBRA health continuation period.

In the event Mr. Eisenstadt’s employment is terminated by the Company without Cause or he terminates his employment for Good Reason within 12 months after a Change in Control, subject to his signing of the Separation Agreement and Release and the Separation Agreement and Release becoming fully effective, Mr. Eisenstadt will be entitled to receive (i) a lump sum cash payment equal to 1.5 times the sum of (A) Mr. Eisenstadt’s then current base salary (or the Mr. Eisenstadt’s base salary in effect immediately prior to the Change in Control, if higher) plus (B) Mr. Eisenstadt’s target annual incentive compensation for the then-current year, and (ii) if Mr. Eisenstadt was participating in our group health plan immediately prior to his termination, the Company will pay a monthly cash payment until the earlier of 18 months following termination or the end of Mr. Eisenstadt’s COBRA health continuation period, in an amount equal to the amount that the Company would have made to provide health insurance to him had he remained employed with the Company.

In the event Mr. Limongelli’s employment is terminated by the Company without Cause or he terminates his employment for Good Reason within 12 months after a Change in Control, subject to his signing, not revoking, and complying with a Separation Agreement and Release and the Separation Agreement and Release becoming fully effective, Mr. Limongelli will be entitled to receive (i) a lump sum cash payment equal to 1.5 times the sum of (A) Mr. Limongelli’s base salary then in effect plus (B) his target annual performance bonus for the then-current year, and (ii) if Mr. Limongelli was participating in our group health plan immediately prior to his termination, the Company will pay the monthly employer COBRA premium for the same level of group health coverage as in effect on the date of termination until the earliest of (X) 18 months following termination, (Y) the date of his eligibility for group health coverage through other employment and (Z) the end of Mr. Limongelli’s COBRA health continuation period.

The foregoing description of the amendments is only a summary and is qualified in its entirety by reference to the full text of the amendments, which will be filed as exhibits to the Company’s next Quarterly Report on Form 10-Q.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOS THERAPEUTICS, INC.

Date: June 19, 2020	By:	/s/ Richard I. Eisenstadt
Richard I. Eisenstadt
Chief Financial Officer

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